                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Genesco, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [GENESCO, INC. LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Genesco Inc. will be held at the Company's executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Wednesday, June 25, 1997, at 10:00 a.m., for the purposes of:

     1. electing ten directors;

     2. approving an amendment to the Genesco 1996 Stock Incentive Plan;

     3. approving the appointment of Price Waterhouse as independent accountants for the Company for the fiscal year ending January 31, 1998; and

     4. transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 28, 1997, will be entitled to vote at the meeting.

By order of the board of directors,

/s/ ROGER G. SISSON
Roger G. Sisson
Secretary

May 19, 1997

                                   IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                             [GENESCO, INC. LOGO]

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 25, 1997

The board of directors of Genesco Inc. ("Genesco" or the "Company") is furnishing this proxy statement in connection with its solicitation of proxies to be voted at the annual meeting of shareholders to be held at the offices of the Company, beginning at 10:00 a.m. on Wednesday, June 25, 1997, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This proxy material was first mailed to shareholders on or about May 19, 1997.

The Company will pay the cost of the proxy solicitation. In addition to this solicitation by mail, officers, directors and regular employees of the Company may solicit proxies personally and by mail, telephone or telegraph. Officers, directors and employees will receive no extra compensation for any solicitation activities. The Company has retained and will pay a fee of $8,000 and reimburse expenses to Georgeson & Co. Inc. for assistance in the solicitation of proxies. The Company will request that brokers, nominees, fiduciaries and other custodians forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies received will be voted in accordance with the recommendations of the board of directors, unless otherwise specified thereon. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors is not aware of any matter to be submitted for consideration at the annual meeting other than those set forth in the accompanying notice. If any other matter properly comes before the meeting for action, persons named as proxies will vote on it in accordance with their best judgment.

The Company's executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.

                               VOTING SECURITIES

The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.

As of April 28, 1997, the record date for determination of shareholders entitled to notice of and to vote at the annual meeting, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

----------------------------------------------------------------------------------
CLASS OF                                         NO. OF     VOTES PER     TOTAL
STOCK                                            SHARES       SHARE       VOTES
----------------------------------------------------------------------------------
Subordinated Serial Preferred Stock:
$2.30 Series 1                                     37,123       1           37,123
$4.75 Series 3                                     19,469       2           38,938
$4.75 Series 4                                     16,412       1           16,412
$1.50 Subordinated Cumulative Preferred Stock      30,017       1           30,017
Employees' Subordinated Convertible Preferred
  Stock                                            80,313       1           80,313
Common Stock                                   25,014,551       1       25,014,551
==================================================================================

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is deemed present for quorum purposes for the remainder of the meeting. A plurality of the votes cast is necessary for the election of directors. The affirmative vote of a majority of the total votes cast either for or in opposition to the appointment of auditors is necessary to approve it. Abstentions and shares represented at the meeting but not voted on a particular matter due to a broker's lack of discretionary voting power (a "broker non-vote") are counted for quorum purposes but are not counted as votes cast for or against the election of directors or the appointment of auditors and thus will not affect the outcome of the vote on either such matter, except to reduce the number of favorable votes required. Approval of the proposed amendment to the 1996 Stock Incentive Plan will require the approval of the holders of shares having a majority of the voting power of all shares present, or represented, and entitled to vote at the meeting. For this purpose, abstentions will have the effect of a vote against the proposed amendment to the 1996 Stock Incentive Plan, but broker non-votes will have no effect on the outcome of the vote, except to reduce the number of favorable votes required. The election of directors, the appointment of auditors and the approval of the proposed amendment to the 1996 Stock Incentive Plan, which involves only the authorization of additional shares amounting to less than five percent of the Company's outstand-ing common stock, are routine matters as to which, under applicable New York Stock Exchange rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting.

                             ELECTION OF DIRECTORS

Ten directors are to be elected by shareholders to hold office until the next annual meeting of shareholders and until their successors are elected and qualify. All nominees are presently serving as directors, and all have consented to serve if re-elected. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless they specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company's bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

INFORMATION CONCERNING NOMINEES

The names, ages and principal occupations of the nominees and certain information regarding their business experience are set forth below:

DAVID M. CHAMBERLAIN, 53, Chairman of Genesco. Mr. Chamberlain was president and chief executive officer of the Company from October 1994 until February 1997 and has been chairman since February 1995. He has been a partner in Consumer Focus Partners, a San Francisco venture capital firm, since May 1994 and worked there full-time from that date until he assumed the presidency of Genesco. He was employed by Shaklee Corporation, a manufacturer and marketer of consumer products, in 1983 as president and chief operating officer, was elected a director in 1983 and served as chief executive officer from 1985 until 1993 and chairman from 1989 until May 1994. Prior to 1983 he was senior vice president and group executive of Nabisco Brands Ltd., Canada. He has been a director of Genesco since 1989 and is a director of Wild Oats Markets, Inc. and Infoplex.

W. LIPSCOMB DAVIS, JR., 65, Partner, Hillsboro Enterprises. Mr. Davis has been a principal of Hillsboro Enterprises, an investment partnership, and of its corporate predecessor since 1960. He has been a director of Genesco since 1988. He is also a director of American General Corp., Sun Trust Bank Nashville, N.A. and Thomas Nelson, Inc.

JOHN DIEBOLD, 70, Chairman, The JD Consulting Group, Inc. Mr. Diebold is chairman of The JD Consulting Group, Inc., a management consulting firm which he founded in 1954. He has been a director of Genesco since 1969. He is also chairman of The Diebold Institute for Public Policy Studies, Inc., a foundation, as well as a trustee of a number of universities, public policy groups and scientific institutions.

HARRY D. GARBER, 68, Director. Mr. Garber served as chairman of Genesco from February 1994 through January 1995, having been a director of the Company since 1976. He was employed by The Equitable Life Assurance Society of the United States, a major provider of life insurance, health insurance and annuities, from 1950 until June 1993 and served as its vice chairman from 1984 until his retirement. He also serves on the board of directors of the MBL Life Assurance Corporation.

JOEL C. GORDON, 68, Chairman, Cardiology Partners of America. Mr. Gordon was named chairman of Cardiology Partners of America, a physician practice management company specializing in cardiology practices on a national basis, in February 1997. He was chairman of the board of Surgical Care Affiliates from its founding in 1982 until 1995 and served as its chief executive officer from 1987 until 1996. Mr. Gordon was a founder and served as president and vice-chairman of the board of General Care Corp., an owner and operator of general acute care hospitals, from 1969 until its sale to Hospital Corporation of America in 1980. He has been a director of Genesco since 1992. Mr. Gordon is also a director of Sun Trust Bank Nashville, N.A. and HealthSouth Corporation.

BEN T. HARRIS, 53, President and Chief Executive Officer of Genesco. Mr. Harris joined the Company in 1967 and was named manager of the leased department division of the Jarman Shoe Company in 1980. In November 1991, he was named president of the Jarman Shoe Company. In December 1994, he was named president of the Company's retail division. In February 1996, he was named executive vice president -- operations of the Company. He became president and chief operating officer in October 1996 and assumed his present position in February 1997.

KATHLEEN MASON, 47, President of the HomeGoods division of The TJX Companies, Inc. Ms. Mason, who joined Genesco's board in 1996, was named president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, effective May 1, 1997. She was employed by Cherry & Webb, a women's apparel specialty chain, from 1987 until 1992, as executive vice president, then until 1997 as chairman, president and chief executive officer. Her previous business experience includes senior management positions with

May Company, Limited Inc. and the Mervyn's Stores division of Dayton-Hudson
Corp.

WILLIAM A. WILLIAMSON, JR., 61, Private Investor. Mr. Williamson was employed from 1958 to 1992 by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals, drug store sundries and medical, surgical and veterinary products, and became chief executive officer of that company in 1974 and chairman in 1981. He has been a director of Genesco since 1989. Mr. Williamson is also a director of Dunn Investment Company.

WILLIAM S. WIRE II, 65, Retired Chairman and Chief Executive Officer of
Genesco. Mr. Wire joined the Company in 1962, was elected a vice president in 1971, senior vice president -- finance in 1984 and vice chairman and a director in 1985. He was elected president and chairman in 1986, served as chief executive officer from 1986 until 1993 and retired as chairman in 1994. Mr. Wire is also a director of First American Corporation, First American National Bank and Dollar General Corporation.

GARY M. WITKIN, 48, President and Chief Executive Officer, Service Merchandise Co., Inc. Mr. Witkin is a director and president and chief executive officer of Service Merchandise Co., Inc., a major retailer of jewelry and brand-name hardgoods. He was a director, president and chief operating officer of that company from November 1994 to March 1997. He was a director and vice chairman of Sak's Fifth Avenue from 1992 until 1994. Mr. Witkin was elected to Genesco's board in December 1996.

BOARD COMMITTEES AND MEETINGS

The board of directors met nine times during the fiscal year ended February 1, 1997 ("Fiscal 1997"). No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he served during Fiscal 1997. A description of each board committee and its membership follows.

AUDIT COMMITTEE

     Members: Joel C. Gordon (chairman), W. Lipscomb Davis, Jr., Harry D. Garber and Kathleen Mason

The audit committee met four times in Fiscal 1997. The functions of the audit committee are (i) to serve as the primary means of communication between the board of directors and both the independent accountants and the corporate auditor, (ii) to assist and make recommendations to the board of directors in fulfilling its responsibilities relating to the Company's accounting, financial reporting and internal accounting control policies and practices, (iii) to review with the independent accountants and the corporate auditor the scope of the annual audit plan, the results of the annual audit and the adequacy of the Company's internal accounting controls, (iv) to make recommendations to the board of directors with respect to the selection of independent accountants, (v) to approve the fees payable to the independent accountants, (vi) to monitor compliance with the Company's business ethics policies and (vii) to engage independent accountants and other professional advisors to conduct such special reviews or studies as the committee deems appropriate in fulfilling its responsibilities.

NOMINATING COMMITTEE

     Members: W. Lipscomb Davis, Jr. (chairman), David M. Chamberlain, John Diebold and William S. Wire II

The nominating committee met four times in Fiscal 1997. The function of the nominating committee is to make recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members and (iv) the succession of the executive officers of the Company. The nominating committee will consider for nomination as directors qualified nominees recommended by shareholders, who may submit recommendations to the committee in care of the secretary of the Company, giving in detail the qualifications and experience of the persons so recommended.

COMPENSATION COMMITTEE

     Members: William A. Williamson, Jr. (chairman), John Diebold, Joel C. Gordon and Gary M. Witkin (effective February 1, 1997)

The compensation committee met six times in Fiscal 1997. The functions of the compensation committee are (i) to approve the compensation of the officers of the Company, (ii) to review the salary ranges applicable to other employees of the Company whose base annual salary is at the rate of $125,000 or more, (iii) to make recommendations to the board of directors with respect to the compensation of directors, (iv) to review and provide assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action by the board of directors is required, (v) to serve as the primary means of communication between the administrator of the

Company's employee benefit plans and the board of directors and (vi) to administer the Company's 1996 Stock Incentive Plan, the 1987 Stock Option Plan, the Employee Stock Purchase Plan and the Restricted Stock Plan for Directors.

FINANCE COMMITTEE

     Members: Harry D. Garber (chairman), Kathleen Mason, William A. Williamson, Jr. and William S. Wire II

The finance committee met four times in Fiscal 1997. The functions of the finance committee are (i) to review and make recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities, (d) the declaration/omission of dividends and (e) the annual capital expenditure and charitable contribution budgets; (ii) to serve as the primary means of communication between the board of directors and the investment committee, the trustees of the Genesco Restricted Investments Pension Trust and the chief financial officer of the Company regarding the activities of such committee, trustees and officers with respect to certain of the Company's employee benefit plans (as that term is defined in the Employee Retirement Income Security Act of 1974) and (iii) to appoint, remove and approve the compensation of the trustees under any employee benefit plan.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive a retainer of $15,000 a year and a fee of $750 for each board or committee meeting attended in person or $500 for each meeting by telephone. Each committee chairman receives an additional $2,000 a year. Directors who are full-time Company employees do not receive any compensation for serving as directors. The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company's group term life insurance policy plus additional cash compensation to offset taxes on their imputed income from such premiums.

The 1996 Stock Incentive Plan (the "Plan") provides for the issuance to directors who are not employees of the Company of up to 100,000 shares of common stock, subject to adjustment in certain circumstances. The Plan provides for the automatic issuance of shares of common stock valued at $15,000 to a newly elected non-employee director on the date of the first annual meeting at which he is elected a director and to each non-employee director at three-year intervals beginning this year. The shares are subject to restrictions on transfer and, with certain exceptions, to forfeiture if the director's service terminates during the three years following the date of grant. The Plan also permits non-employee directors to elect to exchange all or part of their annual retainers for shares of restricted stock at 75% of fair market value. Such shares are subject to restrictions on transfer for five years and to forfeiture if the director's service terminates before the retainer represented by such shares is earned. As of April 30, 1997, 10,461 shares of common stock had been issued to non-employee directors pursuant to the Plan, of which 1,993 had been forfeited, leaving 91,532 shares available for future grants.

                        SECURITY OWNERSHIP OF OFFICERS,
                      DIRECTORS AND PRINCIPAL SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

The following table sets forth the ownership of the entities which, according to the most recent filings of Schedules 13D and 13G and amendments thereto, as applicable, by the beneficial owners as of the record date for this meeting, own beneficially more than 5% of the various classes of voting securities described on page 3 taken as a single voting group.

-----------------------------------------------------------------------------
NAME AND ADDRESS                            CLASS OF    NO. OF     PERCENT OF
OF BENEFICIAL OWNER                          STOCK      SHARES       CLASS
-----------------------------------------------------------------------------
Pioneering Management Corporation            Common    1,654,000      6.6
=============================================================================

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 30, 1997, regarding the beneficial ownership of the Company's common stock by each of the Company's current directors, the persons required to be named in the Company's summary compensation table appearing elsewhere in the proxy statement and the current directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

-----------------------------------------------------------------------------------
NAME                                                          NO. OF SHARES(1)
-----------------------------------------------------------------------------------
David M. Chamberlain                                              1,058,898(2)
W. Lipscomb Davis, Jr.                                               57,326(3)
John Diebold                                                         15,832
Harry D. Garber                                                      13,621
Joel C. Gordon                                                      154,465(4)
Ben T. Harris                                                        59,335(5)(6)
Kathleen Mason                                                        1,993
William A. Williamson, Jr.                                          106,666
William S. Wire II                                                   18,454
T. Neale Attenborough                                                34,758(5)
James S. Gulmi                                                      115,975(5)(7)
Fowler H. Low                                                        55,588(5)
Current Directors and Executive Officers as a Group (17
  Persons)                                                        1,778,797(5)(8)
===================================================================================

(1) Each director and officer owns less than 1% of the outstanding shares of the Company's common stock, except for Mr. Chamberlain, who owns 4.2% of such shares.

(2) Includes 349,500 shares held by Mr. Chamberlain jointly with his wife, as trustees of a family trust, 76,000 shares held by their daughters and 8,398 shares held by him individually. Also includes 350,000 shares which may be purchased within 60 days upon exercise of options granted in connection with Mr. Chamberlain's election as president of the Company and under the Company's 1987 Stock Option Plan and 1996 Stock Incentive Plan and 200,000 restricted shares granted to Mr. Chamberlain under the 1996 Stock Incentive Plan, which are subject to transfer restrictions and to forfeiture under certain circumstances, but which Mr. Chamberlain is entitled to vote.
(3) Includes 10,000 shares of common stock owned by Mr. Davis' mother, for whom he holds power of attorney. Mr. Davis disclaims beneficial ownership of such shares.
(4) Includes 10,750 shares owned by Mr. Gordon jointly with his wife and by a partnership of which Mr. Gordon's children are the general partners and a total of 105,000 shares held by two trusts for which Mr. Gordon exercises voting and investment control.
(5) Includes (i) with respect to Messrs. Harris, Attenborough, Gulmi and Low, 41,250, 21,000, 106,577 and 45,600 shares, respectively, which may be purchased within 60 days upon exercise of options granted to them under the Company's stock option plans and (ii) with respect to all current executive officers, a total of 581,650 shares which may be purchased within 60 days upon exercise of options under such plans.
(6) Includes 2,000 shares held by Mr. Harris' daughters, of which he disclaims beneficial ownership.
(7) Includes 40 shares held for the benefit of Mr. Gulmi's children by their mother, of which Mr. Gulmi disclaims beneficial ownership.
(8) Constitutes approximately 7.1% of the Company's outstanding common stock.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, all persons subject to the reporting requirements of
Section 16(a) filed the required reports on a timely basis.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation from the Company earned by or awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers employed by the Company at February 1, 1997 (together, the "named executive officers"), for each of the fiscal years ended January 31, 1995 and 1996 and February 1, 1997.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                         ANNUAL COMPENSATION          RESTRICTED    SECURITIES
                                                                       OTHER ANNUAL     STOCK       UNDERLYING       ALL OTHER
                                                   SALARY     BONUS    COMPENSATION     AWARDS       OPTIONS      COMPENSATION(1)
NAME AND PRINCIPAL POSITION                 YEAR     ($)       ($)         ($)           ($)           (#)              ($)
---------------------------------------------------------------------------------------------------------------------------------
David M. Chamberlain                        1997   376,969   212,851     156,456(2)    600,000(3)    292,100               0
 Chairman, President                        1996   375,000   500,000     200,205(2)          0       150,000               0
 (through October 1996)                     1995   103,629         0      71,117(2)     15,000(3)    200,000          24,635
 and Chief Executive Officer
Ben T. Harris                               1997   251,477   176,615                         0       196,000               0
 Executive Vice President                   1996   200,000   181,264                         0             0           1,890
 (through October 1996);                    1995   173,750   104,250                         0        59,250           1,890
 President and Chief Operating Officer
 (November 1996 through January 1997)
T. Neale Attenborough                       1997   241,969    48,075                         0       146,000               0
 Executive Vice President                   1996   200,000    61,320                         0             0               0
                                            1995   191,666    40,000                         0        54,000               0
James S. Gulmi                              1997   221,969    68,945                         0        87,071               0
 Senior Vice                                1996   208,333   290,927                         0             0               0
 President -- Finance                       1995   206,000         0                         0       121,800               0
Fowler H. Low                               1997   251,969   116,500                         0        48,250          78,000(4)
 President and Chief                        1996   240,000   239,232                         0             0               0
 Executive Officer,                         1995   229,500         0                         0       101,500               0
 Johnston & Murphy, a division of Genesco
==================================================================================================================

(1) The amounts shown in this column reflect the value of amounts paid by the Company with respect to life insurance policies, except that the amount shown for Mr. Chamberlain includes fees of $24,500 paid to him prior to October 12, 1994 as a non-employee director and reimbursement of federal income taxes of $135 on imputed income from a life insurance policy.
(2) The 1997 total includes reimbursement of $41,678 for personal commuting expenses and $35,585 for housing and miscellaneous expenses of living in Nashville and reimbursement of $77,572 for federal and state taxes on the imputed income from such reimbursements. The 1996 total includes reimbursement of $64,609 for personal commuting expenses, $30,000 for housing in Nashville and $99,490 in tax reimbursements. The 1995 total includes $35,878 of housing reimbursements, $8,505 of travel reimbursements and $35,239 in tax reimbursements.
(3) At February 1, 1997, Mr. Chamberlain held 4,000 shares of common stock subject to forfeiture if he ceases to be a director of the Company prior to June 22, 1997, on which date the risk of forfeiture lapses. The shares were granted pursuant to the Restricted Stock Plan for Directors in Fiscal 1995, prior to Mr. Chamberlain's election as president and chief executive officer. Dividends are payable on these shares of restricted stock. At the same date, he also held 200,000 shares of restricted stock subject to forfeiture as to 66,666 shares if he ceases to serve the Company as chairman or in such other capacity as the board may request (the Fiscal 1997 grant reflected in the table above) and, as to the balance (see "Long-Term Incentive Plans -- Awards in Last Fiscal Year," below), if certain performance objectives and continued service requirements are not met. Mr. Chamberlain may vote these shares. Based upon the closing price of the stock on the New York Stock Exchange on February 1, 1997, ignoring the transfer restrictions and risk of forfeiture, the shares had an aggregate market value of $1,785,000 on that date.
(4) Lump sum life insurance premium payment made pursuant to a 1989 agreement with Mr. Low, plus an additional payment to Mr. Low to reimburse his federal income tax liability with respect to such payment.

OPTION GRANTS IN FISCAL 1997

The following table sets forth information regarding stock options granted to the named executive officers in Fiscal 1997 and the potential realizable value of those options assuming the market price of the Company's common stock increases at annual rates of 5% and 10%, compounded annually, until they expire ten years after the date of grant. The potential realizable values shown in the table are hypothetical, have not been discounted to reflect their present value and are not intended as a forecast of future stock price appreciation. Any gains which may be realized upon exercise of such options will depend upon the actual market price of the Company's common stock on the date the option is actually exercised.

-------------------------------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                        NUMBER OF     % OF TOTAL                                       STOCK PRICE
                        SECURITIES     OPTIONS                                      APPRECIATION FOR
                        UNDERLYING    GRANTED TO                                       OPTION TERM
                         OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION         10 YEARS
NAME                    GRANTED(#)   FISCAL YEAR    ($ PER SHARE)       DATE       5%($)       10%($)
-------------------------------------------------------------------------------------------------------
David M. Chamberlain      75,000          5.6            5.00          2/27/06     235,835      597,653
                          75,000          5.6           11.00         12/04/06     518,838    1,314,837
                         142,100         10.6           4.625          3/15/06     413,317    1,047,427
Ben T. Harris             50,000          3.7            5.00          2/27/06     157,224      398,436
                          75,000          5.6           11.00         12/04/06     518,838    1,314,837
                          71,000          5.3           4.625          3/15/06     206,513      523,345
T. Neale Attenborough     50,000          3.7            5.00          2/27/06     157,224      398,436
                          25,000          1.9           11.00         12/04/96     172,946      438,279
                          71,000          5.3           4.625          3/15/06     206,513      523,345
James S. Gulmi            25,000          1.9            5.00          2/27/06      78,612      199,218
                          10,000          0.7           11.00         12/04/06      69,178      175,312
                          52,071          3.9           4.625          3/15/06     151,456      383,818
Fowler H. Low             25,000          1.9            5.00          2/27/06      78,612      199,218
                          53,250          4.0           4.625          3/15/06     154,885      392,509
=======================================================================================================

The stock option grants were made under the Company's 1996 Stock Incentive Plan (the "Plan"). The option price per share under the Plan may not be less than the fair market value of the Company's common stock (the closing price of the stock on the New York Stock Exchange) on the date the option is granted or the most recent previous trading date. Plan options may not be exercised during the first twelve months after the date of grant. Thereafter, options may be exercised as determined by the compensation committee of the board of directors. Of the options granted to Mr. Chamberlain, 150,000 will become exercisable on the first anniversary of the grant. They expire 10 years after the date of grant, subject to earlier expiration upon termination of Mr. Chamberlain's service on the board of directors of the Company. All the named executive officers exchanged all or part of their target bonus potential under the Company's 1997 Management Incentive Compensation Plan for options at one-half their value determined under the

Black-Scholes method. These options, which are the options with the grant date of March 15, 1996 in the table above, will become exercisable in March 1998. They expire 10 years from the date of grant, subject to earlier termination upon the executive's ceasing to be employed by or, in Mr. Chamberlain's case, to serve as a director of, the Company. All the other options will become exercisable in four equal annual installments beginning on the first anniversary of the grant date, and will expire ten years from the grant date subject to earlier termination upon termination of the grantee's employment. All the options will vest and become exercisable upon a change of control as described under "Employment Contracts and Change in Control Arrangements," below.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND YEAR END OPTION VALUES

The following table sets forth information concerning (i) stock options exercised during Fiscal 1997 by the named executive officers, (ii) the number of shares subject to unexercised options held by such persons at January 31, 1997, indicating those currently exercisable and those not yet exercisable and (iii) the value of such unexercised options on February 1, 1997. The values of unexercised options are calculated by subtracting the exercise price from the closing market price of the common stock as quoted on the New York Stock Exchange on January 31, 1997 ($8.75). In-the-money options are those whose exercise price is below market value.

--------------------------------------------------------------------------------

                                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                              SHARES                       UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      VALUE          FISCAL YEAR-END(#)            FISCAL YEAR-END($)
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
David M. Chamberlain               0             0        350,000        292,100       2,075,000       867,413
Ben T. Harris                      0             0         41,250        225,250         198,719       673,875
T. Neale Attenborough         12,000        82,500         21,000        177,000          72,000       684,375
James S. Gulmi                     0             0        105,300        113,571         607,550       515,543
Fowler H. Low                      0             0         44,350        110,500         455,875       527,156
=================================================================================================================

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The following table sets forth certain information regarding a restricted stock award to David M. Chamberlain during Fiscal 1997. Half the award, or 66,667 shares, will vest on February 1, 1999, contingent upon Mr. Chamberlain's continued service on the Company's board and performance of such functions as the board may request through that date and upon the Company's common stock trading at or above $12 per share on the New York Stock Exchange for at least 20 consecutive trading days during Fiscal 1999. The remaining shares will vest on

February 1, 2000, contingent upon similar service requirements and upon the Company's stock trading at or above $15 per share for at least 20 consecutive trading days during Fiscal 2000.

--------------------------------------------------------------------------------

                                                     PERFORMANCE OR OTHER PERIOD
              NAME                NUMBER OF SHARES   UNTIL MATURATION OR PAYOUT
--------------------------------------------------------------------------------
David M. Chamberlain                   66,667                  2 years
                                       66,667                  3 years
Ben T. Harris                               0
T. Neale Attenborough                       0
James S. Gulmi                              0
Fowler H. Low                               0
================================================================================

PENSION PLAN

The following table shows the estimated annual benefits calculated under the Genesco Retirement Plan formula at normal retirement (age 65) as a straight life annuity, disregarding the Internal Revenue Code limitations on annual benefit payments under the Plan (currently $120,000). The pension benefits shown are not subject to any deduction for social security or other offset amounts. The table assumes that the compensation was a level amount for the entire period.

-------------------------------------------------------------------
LEVEL
COMPENSATION      15         20         25         30         35
-------------------------------------------------------------------
  $125,000     $ 19,733   $ 32,193   $ 49,668   $ 73,352   $108,555
   150,000       25,001     40,787     62,928     92,934    137,535
   175,000       30,268     49,381     76,187    112,515    166,514
   200,000       35,536     57,975     89,446    132,097    195,493
   225,000       40,805     66,569    102,708    151,680    224,475
   250,000       46,073     75,163    115,968    171,262    253,455
   300,000       56,609     92,351    142,488    210,426    311,415
   350,000       67,145    109,539    169,008    249,590    369,375
   400,000       77,681    126,727    195,528    288,754    427,335
   450,000       88,217    143,915    222,048    327,918    485,295
   500,000       98,753    161,103    248,568    367,082    543,255
===================================================================

The Genesco Retirement Plan is a noncontributory, qualified pension plan. Prior to December 31, 1995, it provided retirement benefits to eligible participants based on a formula taking into consideration the average of the 10 highest consecutive years' earnings of the participant, years of benefit service and other factors.

The years of benefit service of the persons named in the Summary Compensation Table are: David M. Chamberlain -- 2 years; Ben T. Harris -- 29 years; T. Neale Attenborough -- 3 years; James S. Gulmi -- 25 years; and Fowler H. Low -- 34 years. The earnings of such persons for purposes of computing benefits under the Plan are substantially the same as set forth in the Summary Compensation Table in the salary and annual bonus columns, except that the Internal Revenue Code limits to $150,000 the amount of a person's annual earnings which may be taken into account in calculating benefits under the Plan during the calendar year 1996. A participant has no vested benefits under the plan until he has five years' service with the Company.

As of January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Under the new formula, each eligible participant's account is credited with an amount equal to 4% of his annual compensation plus an additional 4% of such compensation in excess of the Social Security taxable wage base ($62,700 in 1996). The Internal Revenue Code limits to $150,000 the amount of salary which may be taken into account in calculating Plan benefits in 1996. Taking into account the preserved benefit under the Plan prior to amendment and the projected total benefit under the amended Plan, and assuming that the participant's accrued benefits at normal retirement are taken in the form of an annuity, the estimated annual benefit payable for each named executive officer at retirement is as follows: David M. Chamberlain -- $19,589; Ben T. Harris -- $55,748; T. Neale Attenborough -- $90,311; James S. Gulmi -- $74,362 and Fowler H. Low -- $72,101.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

All the named executive officers except Mr. Chamberlain are parties to employment protection agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 25% or more of the voting power of the Company's outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the effective date of the agreement. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the effective date. If the executive's employment is actually or constructively terminated by the Company without cause during the term of the agreement, the executive will be entitled to receive a lump-sum severance allowance equal in Mr. Harris' case to three times and in the case of the other named executive officers to twice the compensation and benefits he would otherwise receive under the agreement for the remainder of the term, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement.

All stock options granted by the Company under the Company's stock option plans become immediately vested and exercisable upon a change of control as defined in the stock option agreements entered into with each optionee, provided that at least one year has elapsed since the date the option was granted. The definition of change of control in the stock option agreements is substantially the same as in the employment protection agreements described above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

The compensation committee (the "Committee") of Genesco's board of directors has general oversight responsibility for the compensation of the Company's executive officers. See "Election of Directors -- Compensation Committee" for a detailed description of the functions of the Committee. The Committee is currently composed of the three directors named at the end of this report, none of whom are employees of the Company.

The compensation policies of the Company are designed to attract and retain qualified key management personnel and to provide motivation and reward for achievement of the operating and strategic goals and objectives of the Company. The Committee also seeks to increase key management's ownership of the Company's common stock, with the goal of better aligning management's interests with those of the Company's shareholders. It is the Company's policy to pay competitive base salaries and to provide executive officers with the opportunity, through annual cash incentive compensation, to earn above-average total cash compensation based on the achievement of outstanding results. The principal components of Genesco's executive compensation program currently are base salary, annual cash incentive compensation and stock options.

  Base Salary

It is the Company's general policy to pay competitive base salaries to its executive officers. Salary ranges are established for each executive officer's position, the mid-points of which approximate the median base salary ranges for positions of similar scope, complexity and responsibility in companies with comparable sales volume. The Committee annually reviews and, if appropriate, adjusts executive officers' salary ranges after considering the results of broad-based salary surveys conducted by nationally-recognized, independent compensation consultants. The principal survey data upon which the Committee relies in determining executive officer base salaries and total cash compensation potential is limited neither to companies in the specific industries in which the Company competes nor to the companies included in the S&P weighted average industry index included in the stock performance graph. The Committee believes that the Company competes with employers outside the specific industries in which it does business to hire and retain qualified executives. In making individual base salary decisions, the Committee considers, in addition to relevant market survey data, a mix of factors, including (i) the executive's experience, management and leadership ability and technical skills; (ii) the executive's compensation history; (iii) corporate or, if appropriate, operating unit performance and (iv) individual performance.

  Annual Incentive Compensation

Executive officers participate in Genesco's annual management incentive compensation plan, which is designed to retain, motivate and focus the attention of management on the achievement of the Company's annual operating plan and identified, strategic objectives. The Committee reviews and adopts each year's plan.

Plan participants are selected by the chief executive officer, who is not eligible to participate in the plan. All other executive officers and approximately 35 other management employees participated in the plan for Fiscal 1997; all executive officers and approximately 35 other management employees are participants in Fiscal 1998.

Under the Fiscal 1997 plan, executive officers were eligible to receive a fraction or multiple of a target award equal to as much as 50% of their base salaries. Participants who were heads of the Company's operating divisions were eligible to earn cash awards in amounts determined 50% on the basis of earnings and asset utilization goals for their respective divisions set by the chief executive officer during the first quarter of the fiscal year, 25% on the basis of earnings and asset utilization goals for the entire Company and 25% on the basis of individual strategic goals agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Other participants' awards were determined 75% on the basis of corporate earnings and asset utilization goals and 25% on the basis of individual strategic goals similarly agreed with the chief executive officer. As discussed below, participants' achievement of earnings and asset utilization goals is objectively measurable. Specific goals are established by the chief executive officer, subject to the Committee's approval, based primarily upon the Company's annual operating plan. Achievement of individual strategic goals was determined by the chief executive officer based upon a year-end review of the participant's performance.

Applicable earnings and asset utilization goals for each participant were specified as a range. If the applicable minimum earnings and asset utilization goals were achieved, the amount of the award earned by the participant was at least 80% of a predetermined target award payable for a specified level of results within the range. Multiples of the award, up to a maximum of three and one-half times the target for two participants and three times the target for all others, were payable for operating results above the target level. No portion of the award for achievement of individual strategic goals was ordinarily to be paid unless some portion of the applicable award for operating results was earned, although the plan authorized the Committee to make exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions were made under the Fiscal 1997 plan. An operating division president could not earn a greater percentage of the maximum award for corporate earnings and asset utilization goals than for his business unit's operating results. The Committee was permitted to adjust the operating goals of an individual operating division during the course of the year to reflect unusual or nonrecurring charges or credits to earnings, changes in accounting principles and other factors not considered in establishing the goals in question.

Awards totaling $2,650,000 and averaging approximately 1.9 times the target were paid out under the Fiscal 1997 plan. Most participants who were employed by the Company at the end of the fiscal year received a bonus. The Fiscal 1998 plan is essentially the same as the Fiscal 1997 plan.

To encourage stock ownership by key management employees, the Committee has continued a program begun last year allowing the chief executive officer and nine other executive officers to elect to receive part or all of their target awards under the Fiscal 1998 plan in the form of non-qualified stock options. All the named executive officers elected to participate in the program in Fiscal 1997, and exchanged an aggregate of $873,109.77 of potential target bonus for options to purchase an aggregate of 516,633 shares of common stock at $4.625, the closing price on March 15, 1996. The options for the current year's program were granted to participants on February 25, 1997, subject to shareholder approval of the proposed amendment to the 1996 Stock Incentive Plan. See "Approval of Amendment to 1996 Stock Incentive Plan," below. In both years' versions of the program, as of the grant date, the participants were permitted to elect to relinquish irrevocably all or a portion of the target award under the plan in exchange for a ten year option to purchase shares of common stock at its closing price as reported on the

New York Stock Exchange on the grant date. The number of shares underlying each such option was determined by dividing the amount of the target award relinquished by an amount equal to one half the value of the option, calculated by the Black-Scholes option pricing model, as of the grant date, or $3.38 per share in this year's program. (Like any economic model, the Black-Scholes option pricing model produces different results depending upon the assumptions made in applying it. The Black-Scholes option value of $6.76 per share is based on the assumption that the option is exercised on the last day of its term and on certain other assumptions regarding the volatility of the Company's stock, the lack of a dividend yield and an appropriate risk-free rate of return. No discount has been taken to reflect the risk of termination of employment, either before or after the option becomes exercisable. Because many of the relevant factors are impossible to foresee with certainty, the valuation used in this instance is merely a good-faith estimate and does not necessarily reflect the actual present value of the grants.) To the extent that the target bonus is not ultimately earned, the participant may elect within 15 days of the Company's determination of the level of award actually earned to relinquish base salary equal to the shortfall and retain the option. If he so elects, the relinquished salary will be withheld in equal increments over the remainder of the fiscal year after the date of the election. The option is to become exercisable one year from the date on which entitlement to the award under the plan for Fiscal 1998 is determined by the Company or on which the participant elects to forgo salary to retain the option, as applicable, subject to the participant's continued employment. If the participant dies, retires or becomes disabled or if his employment by the Company is terminated without cause after determination of his entitlement to the award or his relinquishment of salary to retain the option, as applicable, he or his legal representative may rescind his participation, relinquish the option and receive the cash compensation forgone. The Committee does not intend at present to offer a similar opportunity to plan participants in Fiscal 1999, as the program exhausts a significant number of shares available for grant under the Company's Stock Incentive Plan.

  Stock Options

The Committee believes that granting stock options to selected key executives of the Company provides them with a strong incentive to make decisions which are in the long-term best interests of the Company and thus serves to balance the short-term annual cash incentive component of executive compensation. The Committee further believes that options tend to align the financial interests of management with those of the Company's shareholders, since the value of an option is dependent upon improvement in the Company's performance and the recognition of that improved performance in the market for the Company's common stock. Options are granted with an exercise price equal to or greater than the fair market value of the stock on the date of grant. Options are typically granted to executive officers and other key employees on an annual basis and typically become exercisable in installments of 25% of the total number of shares subject to the options.

In Fiscal 1997, the Committee granted a total of 680,250 options (excluding those issued in exchange for target bonus, as described above) to 48 employees other than the chief executive officer.

Options granted under the plan expire ten years after the date of grant. Staggering the vesting of exercise rights requires the executive to remain employed by the Company for the entire vesting period to realize fully the gain on the total number of shares covered by the option. A total of 61 employees of the Company held options to purchase shares of the Company's common stock as of April 30, 1997.

  Chief Executive Officer Compensation

David M. Chamberlain was elected interim president and chief executive officer of the Company in October 1994. At that time, the Committee approved a compensation package for Mr. Chamberlain including a monthly base salary and reimbursement for temporary housing in Nashville, reasonable travel expenses to and from his principal residence in San Francisco and additional federal and state income tax liability attributable to the housing and travel reimbursements. Mr. Chamberlain subsequently agreed to make himself available to the Company as chairman, president and chief executive officer for at least a year, at the pleasure of the board.

Mr. Chamberlain continued to serve as president through October 1996, and remained chief executive officer through the remainder of Fiscal 1997 with a monthly salary of $31,250 and the same benefit package.

The Committee approved two grants of 75,000 stock options each to Mr. Chamberlain under the Company's 1987 Stock Option Plan in February and the 1996 Stock Incentive Plan in December 1996. See "Option Grants in Fiscal 1997," above. In addition, in March 1996, Mr. Chamberlain exchanged a portion of his target bonus for the year for 142,100 shares of the Company's common stock under the 1996 Stock Incentive Plan on the terms described above. Bonus potential of $1.69 was exchanged for each share covered by the option.

The Committee granted Mr. Chamberlain a discretionary bonus of $400,000 based upon its assessment of his performance in Fiscal 1997, and upon a com-parison of the bonus awards earned by other executive officers under the Fiscal 1997 Management Incentive Compensation Plan and of comparable compensation packages for chief executive officers in similarly situated companies.

In connection with the election, effective at the beginning of Fiscal 1998, of Mr. Harris as president and chief executive officer of the Company, the board requested that Mr. Chamberlain continue his involvement with the Company as an employee-chairman for a year. His duties include assuring a smooth transition of management and assistance with investor relations and strategic planning. The Committee continued his compensation for the year at the same level as the previous year. Additionally, to provide an incentive matched to Mr. Chamberlain's duties as chairman, the Committee granted Mr. Chamberlain three tranches of restricted stock totalling 200,000 shares under the 1996 Stock Incentive Plan. The first tranche will vest on February 1, 1998, contingent upon Mr. Chamberlain's remaining employed as chairman or performing such other duties as the board may request through that date. The second tranche will vest on February 1, 1999, contingent upon his continued service on the Company's board and performance of such functions as the board may request through that date and upon the Company's common stock trading at $12 per share on the New York Stock Exchange for at least 20 consecutive trading days during Fiscal 1999. The remaining shares will vest on February 1, 2000, contingent upon similar service requirements and upon the stock's trading at $15 for 20 consecutive trading days during Fiscal 2000. See "Long-Term Incentive Plans -- Awards in Last Fiscal Year," above. The Committee believes that the success of Mr. Chamberlain's continuing role in the Company should be reflected in part in the price of the Company's stock and that the contingent grants represent an effective incentive and potential reward for performance.

Mr. Harris' compensation for his first year as president and chief executive officer includes base salary of $325,000, a discretionary bonus with a target level of $217,750, which the Committee expects to award based upon considerations similar to those underlying the Management Incentive Compensation Plan for the fiscal year and a grant of 75,000 stock options vesting over four years under the 1996 Stock Incentive Plan. The compensation package is substantially the same as Mr. Chamberlain's during his last year as chief executive officer.

  Tax Deductibility Limit

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The Committee has reviewed the Company's executive compensation plans and believes that no executive officer of the Company is likely to be paid compensation exceeding $1 million in Fiscal 1998. The Committee will consider the requirements of Section 162(m) in authorizing or recommending future executive compensation arrangements.

                                           By the Committee:
                                           William A. Williamson, Jr., Chairman
                                           John Diebold
                                           Joel C. Gordon
                                           Gary M. Witkin (member since
                                             February 1, 1997)

                            STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Company's common stock for the last five fiscal years with the cumulative total return of (i) the S&P 500 Index and (ii) the S&P Footwear-500. The graph assumes the investment of $100 in the Company's common stock, the S&P 500 Index and the S&P Footwear-500 at the market close on January 31, 1992 and the reinvestment monthly of all dividends.

                                      Footwear-      S&P 500
Base Period            Genesco Inc          500        Index
Jan. 92                        100          100          100
Jan. 93                     193.33       105.59       110.58
Jan. 94                      73.33        79.65       124.82
Jan. 95                      37.78        98.10       125.48
Jan. 96                      68.89       138.17       174.00
Jan. 97                     155.56       262.13       219.83

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William S. Wire II was employed by the Company under an agreement dated January 9, 1993 pursuant to which he served as chairman of the Company at a base salary of $525,000 a year through January 31, 1994 and agreed to serve thereafter as a consultant to the Company at the same base annual salary until January 31, 1997. The Company also agreed to make supplementary retirement benefit payments from the general funds of the Company to Mr. Wire pursuant to agreements dated October 18, 1988 and January 9, 1993 in amounts equal to the difference between the retirement benefits payable under the Genesco Retire-ment Plan and the benefits which would have been payable if the Internal Revenue Code limitations on eligible earnings and maximum payments described above had not been imposed. The agreements with Mr. Wire further provide that his total annual benefits under the Plan and his supplementary retirement agreements will not be less than $260,000. By an agreement dated February 27, 1991, the Company established a trust for Mr. Wire to be funded in the event of a change of control of the Company through a cash payment by the Company in actuarially determined amounts required to provide that portion of the supplementary benefit payments as of the date of the change of control.

               APPROVAL OF AMENDMENT TO 1996 STOCK INCENTIVE PLAN

The compensation committee and the board of directors believe that a key element of officer, key employee and outside director compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by officers, key employees and non-employee directors, thereby providing substantial motivation for superior performance and aligning their interests with those of the shareholders. In 1996, to provide the Company with an appropriate vehicle for such compensation, the board of directors adopted and shareholders approved the 1996 Stock Incentive Plan (the "Plan"). The board of directors has amended the Plan, subject to shareholder approval, to increase the number of shares issuable thereunder by 1,200,000 shares, to 2,400,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE PLAN AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN

The following is a summary of the material provisions of the Plan.

SHARES. The Plan, as amended, provides for net aggregate awards of up to 2,400,000 shares. Prior to the proposed amendment, the Plan provided for the issuance of up to 1,200,000 shares. The additional shares which the proposed amendment would authorize constitute slightly less than five percent of the common stock outstanding as of April 28, 1997. Of the shares originally authorized, 100,000 shares are reserved for issuance to non-employee directors, as described below. These shares would not be increased by the proposed amendment. If shares subject to an option under the Plan cease to be subject to such option, are forfeited, or otherwise terminate without a payment being made to the participant in the form of common stock, such shares will again be available for future distribution under the Plan.

PARTICIPATION. Awards under the Plan may be made to key employees, including officers, of the Company, its subsidiaries and affiliates, but (except for the grants of restricted stock to outside directors described below) may not be granted to any director who is a member of the committee administering the Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards under the Plan relative to more than 500,000 shares of Common Stock over the life of the Plan. All the named executive officers, five other officers and key management employees, as identified by the compensation committee, are eligible to receive awards under the Plan. Approximately 36 officers and other key employees have received grants under the Plan. Approximately 26 officers and other key employees have received grants from the shares authorized under the proposed amendment, subject to its approval by shareholders.

Outside directors receive shares of common stock valued at $15,000 (i) at the date of the first annual meeting of shareholders at which a new director is elected to the board and (ii) at each third annual meeting beginning with the meeting in 1997. The awards vest in three equal annual increments, contingent upon the director's continued service on the board. The Plan also permits outside directors to elect, six months in advance on the beginning of a fiscal year, to exchange part or all of their retainers for common stock at 75% of its fair market value immediately prior to the beginning of the fiscal year. Shares received as automatic grants or in lieu of retainer may not be transferred (except pursuant to the laws of descent and distribution) until the earlier of the fifth anniversary of their grant or the director's retirement from the board.

ADMINISTRATION. The Plan will be administered by a committee of no less than two disinterested individuals appointed by the board of directors, which committee is currently the compensation committee.

The compensation committee has no authority to determine the terms or conditions of awards to outside directors.

AWARDS UNDER THE PLAN. The compensation committee will have the authority to grant the following type of awards to officers and key employees under the Plan:
(1) Stock Options, (2) Stock Appreciation Rights, (3) Restricted Stock and (4) Other Stock-Based Awards.

     1. Stock Options. Incentive stock options ("ISO") and non-qualified stock options may be granted for such number of shares of common stock as the committee determines and may be granted alone, in conjunction with, or in tandem with, other awards under the Plan, but subject to the per person limitation on awards. A stock option will be exercisable at such times and subject to such terms and conditions as the committee may determine and over a term to be determined by the committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the common stock as of the date of grant. Payment of the option price may be in cash, or, as determined by the committee, by unrestricted common stock having a fair market value equal to the option price. For non-qualified stock options, payment if permitted by the committee may also be made in the form of restricted stock.

     2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

     Upon exercise of an SAR, the committee will pay to the employee in cash, or common stock (the method of payment to be at the discretion of the committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the price of the option multiplied by the number of SARs being exercised.

     In addition to the foregoing SARs, the committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company as defined in the Plan. In awarding SARs or limited SARs, the committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the Plan.

     3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

     In making an award of restricted stock, the committee will determine the periods during which the stock is subject to forfeiture and may grant such stock at a purchase price equal to or less than the par value of the common stock.

     During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

     4. Other Stock-Based Awards. The committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on common stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the committee may in its discretion provide.

CHANGE IN CONTROL PROVISIONS. If there is a change in control or a potential change in control, any SARs and stock options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards, will, unless otherwise determined by the committee in its sole discretion, be cashed out on the basis of the change in control price described below. Options granted to outside directors will vest, but will not be cashed out, upon a change in control.

The change in control price will be the highest price per share paid in any transaction reported on the New York Stock Exchange composite index, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the committee. A change in control occurs if (1) any person becomes a beneficial owner directly or indirectly of 25% or more of the total voting stock of the Company (subject to certain exceptions),
(2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or
(3) during any period of two consecutive years, individuals which at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof. A potential change in control means
(1) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the board of directors of a resolution that a potential change in control, as defined in the Plan, has occurred.

AMENDMENT. The Plan may be amended by the board of directors, except that the board may not, without the approval of the Company's shareholders, increase the number of shares available for distribution, change the pricing rule applicable for stock options, change the class of employees eligible to receive awards under the Amended and Restated Plan, or extend the term of any option award. The provisions of the Plan relating to grants to outside directors may not be amended more than once every six months except to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

ADJUSTMENT. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization or other changes in the Company's structure affecting the common stock, appropriate adjustments will be made by the committee, in its sole discretion, in the number of shares reserved under the Plan, in the maximum number of shares issuable to any single employee, in the number of shares covered by options and other awards then outstanding under the Plan and, where applicable, the exercise price for awards under the Plan.

FEDERAL INCOME TAX ASPECTS. The following is a brief summary of the federal income tax aspects of awards made under the Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences:

     1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If common stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally:
     (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

     2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise and the Company will be entitled to a tax deduction in the same amount; (c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

     3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

     4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

     6. Other Stock-Based Awards. The federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

                                 PLAN BENEFITS

                PROPOSED AMENDMENT TO 1996 STOCK INCENTIVE PLAN

The following table provides information as to awards made to date from the additional shares proposed to be added to the Plan by the amendment to named executive officers and all executive officers of the Company as a group, shares reserved for issuance to outside directors and awards made to all other Company employees from the additional shares to date. All such awards to officers and other employees are subject to shareholder approval. The closing price per share of the Company's common stock on the New York Stock Exchange on April 30, 1997, was $11.625.

--------------------------------------------------------------------------------------------
                                          DOLLAR VALUE                   SHARES RESERVED FOR
                                           OF AWARDS     STOCK OPTIONS       ISSUANCE AS
NAME AND POSITION                             ($)           GRANTED       RESTRICTED STOCK
--------------------------------------------------------------------------------------------
David M. Chamberlain                              0               0                  0
  Chairman
Ben T. Harris                               217,750(1)       64,420                  0
  President and Chief
  Executive Officer
T. Neale Attenborough                       120,000(1)       35,500                  0
  Executive Vice
  President -- Operations
James S. Gulmi                               88,000(1)       26,035                  0
  Senior Vice
  President -- Finance
  and Chief Financial Officer
Fowler H. Low                                     0               0                  0
  Senior Vice President
Executive Officer Group                     346,750(1)      102,585                  0
Non-Executive Officer Director Group              0               0                  0
Non-Executive Officer Employee Group             --(2)      144,500                  0
==========================================================================================

(1) Based upon the 50% discount value of options at February 25, 1997, as determined by Black-Scholes method. Participants exchanged bonus and/or salary equal to such discounted value, or $3.38 per option, for options to purchase common stock. See "Compensation Committee Report on Executive Compensation -- Stock Options," above.
(2) Not presently determinable. All non-executive awards to date covered by the proposed amendment are incentive options granted under the Plan on December 4, 1996 and February 25, 1997, with an exercise price equal to the closing price of the stock on the New York Stock Exchange on the grant date.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

The board of directors, upon recommendation of its audit committee, has appointed Price Waterhouse as independent accountants to examine the financial statements of the Company and its subsidiaries for the Company's fiscal year ending January 31, 1998. A representative of Price Waterhouse is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS APPOINTMENT AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                     PROPOSALS FOR THE 1998 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 1998 annual meeting of shareholders must be received at the Company's offices at Genesco Park, P. O. Box 731, Nashville, Tennessee 37202-0731, attention of the secretary, no later than January 20, 1998.

                               TABLE OF CONTENTS

                               PAGE
                               ----
Notice.......................    1
Voting Securities............    3
Election of Directors........    4
Security Ownership of
  Officers, Directors and
  Principal Shareholders.....   10
Executive Compensation.......   12
Approval of Amendment to
  1996 Stock Incentive
  Plan.......................   25
Approval of Independent
  Accountants................   33
Proposals for the 1998
  Annual Meeting.............   33

                             [GENESCO, INC. LOGO]

                                  NOTICE OF
                                ANNUAL MEETING
                                     AND
                               PROXY STATEMENT

                                ANNUAL MEETING
                               OF SHAREHOLDERS

                                JUNE 25, 1997

                                                                      APPENDIX A

                                 GENESCO INC.
P              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
R                  THE COMPANY FOR ANNUAL MEETING JUNE 25, 1997
O
X   The undersigned hereby constitutes and appoints David M. Chamberlain, Harry
Y D. Garber, and W. Lipscomb Davis, Jr. and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 25, 1997, and at any adjournments thereof, on all matters coming before said meeting.

                        CHANGE OF ADDRESS: (Comments)

                  ----------------------------------------

                  ----------------------------------------

                  ----------------------------------------

                  ----------------------------------------
                  (If you have written in the above space, please mark in the corresponding box on the reverse side of this card)
    You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations, though you must sign and return this card if you wish your shares to be voted.
                                                             [SEE REVERSE SIDE]

[X]  Please mark your                                                                                            1469
     votes as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy will be voted FOR each of the proposals referred to below.

                                 The Board of Directors recommends a vote FOR proposals 1,2 and 3.

                                        FOR  WITHHELD
1.   Board of                           [ ]    [ ]
     Directors                                                     Nominees:  D.M. Chamberlain, W.L. Davis, Jr., J. Diebold,
                                                                   H.D. Garber, B.T. Harris, K. Mason, J.C. Gordon,
     For, except vote withheld from the following nominee(s)       W.A. Williamson, Jr., W.S. Wire II and Gary M. Witkin
     as indicated below:
     _______________________________________________________

                                        FOR  AGAINST  ABSTAIN
2.   Approval of Amendment              [ ]    [ ]     [ ]
     to 1996 Stock Incentive
     Plan.


3.   Approval of Independent            [ ]    [ ]     [ ]
     Accountants

     Change of Address/                 [ ]
     Comments on Reverse Side


                                                                              By signing, you severe all proxies herebefore given.

SIGNATURE(S)___________________________________________DATE_________________  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
NOTE:  Please sign exactly as name appears herein.  Joint owners should each  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
       sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If signer is a corporation, please sign full corporate name by duly authorized officer.
